ELEPHANT TALK COMMUNICATIONS, INC.
438 E. Katella Avenue, Suite 217
Orange, California 92867
Tel: (714) 288-1570
Fax: (714) 288-2045

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, October 24, 2006 at 3:00 PM

Dear Shareholder:

You are invited to attend the Annual Meeting of the Shareholders of Elephant Talk Communications, Inc. (the “Company”), which will be held on Tuesday, October 24, 2006, at 3:00 PM local time at the Company’s offices located at 8/F, 145-159 Yeung Uk Road, Tsuen Wan, Hong Kong, for the following purposes:

1.  To elect Seven (7) directors to hold office for one-year term and until each of their successors are elected and qualified.

2.  To ratify the appointment of Jimmy C. H. Cheung & Company as the Company’s independent public accountants for the fiscal year ending December 31, 2006.

3.  To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on September 12, 2006 are entitled to notice of, and to vote at, this meeting and any adjournment thereof.

By order of the Board of Directors,

Russelle Choi
Chairman
Orange, California
September 29, 2006

ELEPHANT TALK COMMUNICATIONS, INC.
438 E. Katella Avenue, Suite 217
Orange, California 92867

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Elephant Talk Communications, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, October 24, 2006 at 3:00 PM local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This meeting will be held at the company’s offices located at 8/F, 145-159 Yeung Uk Road, Tsuen Wan, Hong Kong. The date of this Proxy Statement is September 29, 2006, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

GENERAL

Annual Report

An annual report, filed on form 10-KSB, for the fiscal year ended December 31, 2005 is enclosed with this Proxy Statement.

Voting Securities

Only shareholders of record as of the close of business on September 12, 2006 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 221,336,340 shares of Common Stock of the Company, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company’s bylaws provide that a majority of all the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. The nominees for director receiving a majority of votes cast at the meeting will be elected.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. The Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. In addition, the Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

In the event that cumulative voting is invoked, a proxy authorizing a vote for management’s nominees for directors may be voted cumulatively for less than all of such nominees. If no instructions are given on the executed proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

1.	Filing a written notice of revocation with our Secretary at our principal executive office located at 438 E. Katella Avenue, Suite 217, Orange, California 92867;

2.	Filing with our Secretary at our principal executive office located at 438 E. Katella Avenue, Suite 217, Orange, California 92867 a properly executed proxy showing a later date; or

3.	Attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Shareholder Proposals

Proposals of shareholders intended to be presented at the next Annual Shareholders Meeting must be received by the Company, at its offices at 438 E. Katella Avenue, Suite 217, Orange, California 92867 not later than October 22, 2006. Proposals of shareholders must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company’s proxy statement for that meeting. Shareholders are also advised to review Elephant Talk Communications, Inc.’s Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of five (5) authorized directors. The Board of Directors has decided to increase the number of directors to seven (7) in compliance with the Company’s by-laws. The nominees for election are Mr. Russelle Choi, Mr. Pius Lam, Mr. Manu Ohri, Mr. Yves R. Van Sante, Mr. Steven van der Velden, Mr. Eric E. Dejonghe and Mr. Johan Dejager. Mr. Francis Lim and Mr. James Wang decided not to stand for re-election. The management has nominated each of the individuals for election at the Annual Meeting of Shareholders. If elected, each nominee will serve as a director until the Company’s Annual Meeting of Shareholders in 2007, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Board of Directors may designate.

If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the votes.

Director Name	Age	Position	Since

Mr. Russelle Choi	52	President, Chief Executive Officer and Director	2002

Mr. Pius Lam	48	Vice-President, Chief Operating Officer and Director	2002

Mr. Manu Ohri	51	Executive Vice-President of Finance & Chief Financial Officer and Director	2002

Mr. Yves R. Van Sante	46	Director (nominee)

Mr. Steven van der Velden	50	Director (nominee)

Mr. Eric E. Dejonghe	59	Director (nominee)

Mr. Johan Dejager	47	Director (nominee)

Russelle Choi, President, Chief Executive Officer and Director: Mr. Choi is a co-founder of the Elephant Talk Limited, a wholly owned subsidiary of ETCI. Mr. Choi is responsible for the overall strategic direction of ETCI, and is appointed as the President and Chief Executive Officer of the Company. Mr. Choi has over 20 years experience in management and leadership in a wide range of industries including media, garment and telecommunication industries in Hong Kong, China and U.S. In 1981, Mr. Choi established “Happy Days Association” which earned him fame and connections in the media and entertainment industry in Hong Kong. Mr. Choi serves as Chairman of WKA Association, a leading association for Thai-style boxing for the South East Asia Region. In 1985, Mr. Choi opened his own garment factory in Canada with branches in Hong Kong and China, before jointly founding Elephant Talk Limited in Hong Kong 1994. Mr. Choi earned his Bachelor’s degree in Business Administration from the University of Toronto, Canada.

Pius Lam, Vice President, Chief Operating Officer and Director: Mr. Lam is a co-founder of Elephant Talk Limited. Mr. Lam is responsible for the Company’s day to day management and operations. Prior to the establishment of Elephant Talk Limited, Mr. Lam successfully co-founded New Tech Information Systems Limited, an international systems integrator for the hospitality industry, both in US and Hong Kong. From August 1986 to August 1987, Mr. Lam served as a Program Analyst with Omni’s Solutions, Inc. Mr. Lam has over 16 years of experience in the computer and telecommunications industries. Mr. Lam earned a Master’s degree in Business Administration with emphasis in Economics and Finance from the State University of New York in 1986 and a Bachelor’s degree in Science from State University of Pennsylvania in 1984.

Manu Ohri, Executive Vice President, Finance & Chief Financial Officer and Director: Mr. Ohri currently serves as a Director and Executive Vice President of Finance & Chief Financial Officer for Elephant Talk Communications, Inc. From December 1999 to September 2002, Mr. Ohri served as Director and Executive Vice President & Chief Financial Officer for The Hartcourt Companies, Inc. From June 1999 to November 1999, Mr. Ohri served as the President and Chief Executive Officer of Pego Systems, Inc., an industrial air and gas equipment manufacturer’s representative organization, an affiliate of The Hartcourt Companies, Inc. From January 1997 to March 1999, Mr. Ohri served as Chief Operating Officer and Chief Financial Officer of Dynamic Cooking Systems, Inc., a privately-held manufacturing company of upscale commercial and kitchen appliances. From September 1989 to December 1996, Mr. Ohri served as Chief Financial Officer of Startel Corporation, a NASDAQ company in software development business. Mr. Ohri’s multi-faceted experience includes operations, finance as well as administrative functions in the manufacturing, distribution and software development industries. Mr. Ohri is a Certified Public Accountant with over six years experience with Deloitte & Touche, LLP and PriceWaterhouseCoopers, LLP. Mr. Ohri earned his Masters Degree in Business Administration from University of Detroit in 1979 and Bachelors degree in Accounting from University of Delhi in India in 1975.

Yves R. Van Sante, Director Nominee: In 2002, Mr. Van Sante founded QAT Investments S.A., where he currently serves as the Chief Executive Officer. Concurrently, Mr. Van Sante has held various Management and Board functions in companies supported by QAT and is a member of the Business Club ‘De Warande.’ In 2000, Mr. Van Sante became the Managing Director of E-port NV in Ostend, Belgium, a call centre owned by the Port of Ostend, with the mission to lead the company to profitability. When E-port was sold after six months to the Dutch call-centre Call-IT, Mr. Van Sante was asked to become Advisor to the Management Board of Call-IT. In 1999, Mr. Van Sante became Vice-President Business Services with GTS, a Pan European Telecom operator. In this position, Mr. Van Sante had to consolidate acquisitions and turn a voice Telco operator around into an IP operator. In 1994, Mr. Van Sante co-founded and became partner of InTouch Telecom, a privately owned Belgium Telco company. As its Managing Director, Mr. Sante was responsible for Business Development, Sales and Marketing. From 1987 until 1993, Mr. Van Sante served as Sales and Marketing Manager for Central Europe at 3C Communications (currently named Tele-2) in Luxemburg, where he launched Credit Card Telephony across Europe. Prior to this position, Mr. Van Sante became a Business Unit Manager of Public Telephony at Belgacom, the Belgian incumbent, where he managed a department of over 650 employees with a € 40 million business. Mr. Van Sante started his career as an Advisor at United Brokers in 1982. Mr. Van Sante studied Marketing, Communication and Commercial Management at the High School for Business Economics and Commercial Management in Ghent, Belgium in 1980.

Steven van der Velden, Director Nominee: Mr. van der Velden has gained extensive entrepreneurial experience in consultancy, logistics, real estate development, and telecommunications, e-commerce and investment management. He founded his first consultancy in 1983 and since then Mr. van der Velden has successfully started over a dozen companies, among which IMD Curacao NV, the largest independent consultancy firm in the Dutch Antilles and Hato Handling NV, a Curacao Airport freight and passenger handling company. Mr. van der Velden is involved in various ICT ventures throughout Europe, North America and the Far East, and currently serves as Chairman of the Board of QAT Investments SA in Luxembourg. In 2000, he co-founded E-commerce Park NV, which has developed a 50,000 sq.ft. data centre and Internet hosting facility, located on top of the various fiber optic landing points in Curacao. In 1994, Mr. van der Velden co-founded the ITA International Telemedia Association, known today as the Network for Online Commerce, and served as its first Chairman. In the same year, he co-founded InTouch Telecom SA/NV to offer a wide range of business and consumer telecom applications to the Belgian Market, and served as its CEO until the company was successfully sold to GTS in 1999. From 1988 until 1992 he served as the first Managing Director of Antillephone NV. Currently he is still a Director of Unicom NV. Between 1986 and 1988, Mr. van der Velden co-headed a team of 16 high level consultants, which advised on and implemented a wide range of measures to balance budgets and to restructure the internal organizations of the Governments of both the Dutch Antilles and the island of Curacao. Mr. van der Velden earned his Master’s Degree in Business Administration from Rotterdam School of Management, the Netherlands, and a Master’s Degree in Law from Leiden University, the Netherlands. He splits his time between Curacao, Dutch Antilles and Brussels, Belgium.

Erik E. Dejonghe, Director Nominee: Since 2001, Mr. Dejonghe has been active as an independent consultant, specialized in organizational development and technology assessment. Presently, he is a Board member of the Vlerick School for Management. He is also a visiting professor at University of Ghent, lecturing on the subject of Social Impact of New Communication Technologies. Mr. Dejonghe holds a seat on the Board of UCO Textiles NV and Traficon NV. Since April 2003, he is Chairman of the Board of IPTE, quoted on the Brussels Stock Exchange. Mr. Dejonghe started his career as a researcher at the University of Ghent and a Project Manager for Siemens NV. In 1982, he joined Barco Electronic NV as a Project and Product Manager and member of the Management Committee, and was appointed General Manager only one year later. After a successful turnaround, Barco Electronic was quoted on the Brussels Stock Exchange in 1987 and Mr. Dejonghe became the board member of Barco Electronic in 1988. Barco Electronic and Barco Industries merged to form Barco NV in 1989. In the new organization, Mr. Dejonghe was Senior Vice President and Chief Operating Officer until May 2001 and remained a member of the Board until February 2002. Mr. Dejonghe holds an engineering degree in Electronic and Computer Sciences from the University of Ghent and a PhD in Applied Sciences. Furthermore, he followed the MBA program at The Vlerick School of Management Ghent, Belgium (1983), the International Senior Management Program at the Harvard Business School in Cambridge (1990) and the International Forum Program at Wharton School in Philadelphia (1994).

Johan Dejager, Director Nominee: Mr. Dejager is managing director and owner of several companies, including Osta Carpets, a specialized niche producer of area rugs with production plants in Belgium and a distribution center in Barcelona, and Gaverdal, a finishing plant for the carpet industry. He is also Managing Director of Ligne Pure, a company specialised in the design and manufacturing of handmade carpets for the decorator market. Mr. Dejager serves as a member of the Board of Directors of QAT Investments SA. Mr. Dejager brings to QAT a profound and varied knowledge of Belgium industry. In addition, he is a shareholder and director of Keyware, a provider of identity-related solutions and services, and of SPARNEX, an engineering company developing and industrializing DSL products for the telecom industry. Mr. Dejager is a member of the Board of Directors of FEBELTEX (the Federation of the Belgian Textile Companies). As Vice-President of the company, Mr. Dejager is in charge of the subdivision of interior textiles. Mr. Dejager holds a Bachelors degree (1981) and a Masters degree in Commercial Engineering from the University of Leuven, Belgium (1981) and an MBA from Insead Fontainebleau, France (1982).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

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MANAGEMENT INFORMATION

The Board of Directors and its Committees

During the calendar year 2006, the Board held three (3) meetings. Messrs. Choi, Lam and Ohri attended 100% of these meetings and the other Board members attended some of the meetings.

The Company has no Compensation or Nominating Committees.

Options Committee

The Options Committee’s function is to review, make recommendations, maintain and implement those option grants of options promulgated by it and approved by the Board of Directors. Directors Choi and Lam comprise the membership of the Options Committee.

Audit Committee

The Audit Committee’s function is to review with the Company’s independent public accountants and management, the annual financial statements and independent public accountants’ opinion. Its responsibilities include reviewing the scope and results of the examination of the Company’s financial statements by the independent public accountants, approving all professional services performed by the independent public accountants and all related fees paid in connection with such services and recommending the retention of the independent public accountants to the board, subject to ratification by the shareholders. Additionally, the Committee periodically reviews the Company’s accounting policies, internal accounting and financial controls. The members of the Audit Committee are Messrs. Choi and Ohri. During the calendar year 2006, the Audit Committee held one meeting for the appointment of the Company’s independent accountants.

Certain Transactions

There are no extraordinary transactions required to be reported herein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 5% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of such forms furnished to the Company and written representation from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 5% shareholders were in compliance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of June 30, 2006 with respect to persons known to the Company to be the beneficial owners of more than 5% of its voting securities and with respect to the beneficial ownership of such securities by each director and nominee of the Company and by all directors (including nominees) and executive officers of the Company as a group.

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (A)	Percent

Common stock	Rising Water Capital, A.G. (B) Baarerstrasse 12 Zug, Switzerland 6300	159,749,912	63.9%
Common stock	Calfin Trust Postfach 1518 Lettstrasse 10 FL-9490 Vaduz, Liechtenstein	20,000,000	10.5%
Common stock	Russelle Choi, Director (C) (E) 8/F, 145-159 Yeung Uk Road Tsuen Wan, Hong Kong	9,245,132	4.9%
Common stock	Lam Kwok Hung, Director (D) (E) 8/F, 145-159 Yeung Uk Road Tsuen Wan, Hong Kong	8,506,698	4.5%
Common stock	Manu Ohri, Director 438 E. Katella Avenue, Suite 217 Orange, California 92867	3,373,610	1.8%
Common stock	Francis Lim, Director 8/F, 145-159 Yeung Uk Road Tsuen Wan, Hong Kong	536,645	0.3%
Common stock	James Wang, Director 8/F, 145-159 Yeung Uk Road Tsuen Wan, Hong Kong	48,821	0.03%
	All Officers and Directors as a group	21,710,906	11.4%

A.
Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares of common stock indicated. Beneficial ownership is calculated in accordance with Rule 13-d-3(d) under the Securities Exchange Act of 1934, as amended.

B.
Rising Water Capital, A.G. is currently the beneficial owner of 159,749,912 shares of common stock, representing 63.9% of the total outstanding shares as of June 30, 2006. In the event that the Company authorizes sufficient capital for issuance of all shares of common stock to Rising Water Capital to which it is entitled, Rising Water Capital could be the beneficial owner of 347,406,538 shares of common stock, or 75.6% of the total outstanding shares. Currently, there is not sufficient authorized capital to authorize the issuance of this amount of common stock to Rising Water Capital. In that regard, the Company has filed with the Commission a preliminary information statement on Schedule 14C to authorize an increase of its common stock to 650,000,000 common shares, and it is diligently pursuing such filing.

C.
Russelle Choi is a beneficial owner of 2,286,080 shares of common stock held by Wellgear Far East Limited, and 235,116 shares of common stock held by Wiselink Technologies Limited, which shares are included in the ownership figure reported.

D.
Lam Kwok Hung is a beneficial owner of 805,739 shares of common stock held by Wiseley International Limited, and 3,147,132 common shares held by his spouse, which shares are included in the ownership figure reported.

E.	Lam Kwok Hung is married to Russelle Choi’s sister.

CHANGE OF CONTROL

Background of the Change in Control

Pursuant to a Stock Purchase Agreement, dated June 30, 2005 (the “Stock Purchase Agreement”), the Company agreed to sell, and Rising Water Capital, A.G., a company registered in Zug, Switzerland (“Rising Water Capital”), agreed to purchase, 195,947,395 shares of the Company’s Common Stock for an aggregate purchase price of $7,837,896. Section 4 of the Stock Purchase Agreement provided that Rising Water Capital would be entitled to appoint six out of eleven directors of the Company. In addition, Rising Water Capital agreed to retain the current management of the Issuer for a five year term. The purpose of this transaction was to enable Rising Water Capital to infuse capital into the Company in order to make acquisitions and also to acquire control of the Company.

On or about June 30, 2005, Rising Water Capital closed the purchase of a total of 100,000,000 shares of common stock at a price of $.04 per share, representing 49.2% of the Company’s 203,107,170 then issued and outstanding shares of common stock. In as much as the total authorized number of shares of common stock of the Company was 250,000,000 shares, management would not sell and Rising Water Capital was unable to purchase the remaining 95,947,395 shares. In addition, the arrangements with respect to the Board of Directors were not consummated. Management of the Company initially took the position that Rising Water Capital, and its majority shareholder, QAT Investments, S.A., a company organized and existing under the laws of Luxembourg, did not control the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, despite the large minority position owned by Rising Water Capital. However, management acknowledged that in the event that the authorized capital of the Company was increased, and Rising Water Capital acquired additional shares of common stock, or, if the Convertible Promissory Note described in the next paragraph was exercised to the fullest extent possible, Rising Water Capital would acquire control of the Company.

On December 15, 2005, the Board of Directors of the Company authorized the execution and delivery of a Convertible Promissory Note in the principal amount of US$3.5 million (the “Note”) to Rising Water Capital, in exchange for a loan in the same principal amount to be drawn down in stages. The Company has borrowed the full $3.5 million under that facility. The Note is convertible during the term, in whole or in part, into shares of common stock at the conversion price of three and one-half cents (US$0.035) of principal amount per share of common stock. Assuming that the Note is fully converted into common stock, the Company would be obligated to issue 100,000,000 shares of common stock to Rising Water Capital, representing 33.0% of the post issuance shares of common stock outstanding as of December 15, 2005. To date, none of the principal amount of the Note has been converted into shares of common stock.

On January 31, 2006, Rising Water Capital and QAT Investments S.A. filed a joint Schedule 13D with the Commission which reported Rising Water Capital’s 49.2% ownership of common stock of the Company, and both companies’ 58.8% beneficial ownership of shares of common stock of the Company, taking into account the potential for conversion of the Note if the Company had authorized capital available. According to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, both companies would be deemed to beneficially own 46,892,830 shares which could be acquired by conversion of the Note.

In the Schedule 13D filing, Rising Water Capital indicated its intention to acquire control of the Company. The share amounts and percentages relied on by Rising Water Capital in reporting its ownership position were based on the 203,107,170 shares reported by the Company to be outstanding in its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

Events Leading To A Change In Control

As of December 31, 2005, the Company decided to cancel 20,137,500 shares of common stock in connection with an acquisition of a company known as True Precise that had been terminated by the parties. As a result of such cancellation, the outstanding shares of common stock of the Company were reduced from 203,107,170 shares to 183,655,081 shares. At that time, such a reduction in outstanding shares of common stock resulted in an increase in the percentage ownership of Rising Water Capital from 49.2% to 54.5%, and an increase in the joint beneficial ownership of Rising Water Capital and QAT Investments S.A. to 66.5%. At such an increased ownership percentage and higher level of beneficial ownership, and, particularly given management’s acknowledgment of the influence of Rising Water Capital over the strategic decisions made by the Board of Directors of the Company in recent months, management came to the conclusion that there had been a change in control of the Company.

Rising Water Capital’s plans are to acquire and exercise control over the Company. As part of the acquisition of control, Rising Water Capital has infused capital into the Company to enable it to enter into agreements to make strategic acquisitions in the telephone and related industries, and it plans to operate the companies that are acquired.

The persons from whom control was assumed were the members of the Board of Directors of the Company consisting of: Russelle Choi, Chairman, Pius Lam, Manu Ohri, Francis Lim and James Wang.

The Amount And Source Of Funds Used To Effect A Change In Control

As mentioned above, Rising Water Capital has paid $7,837,896 to acquire 195,947,395 shares of common stock of the Company, although only 100,000,000 common shares have been issued as of June 30, 2006. In addition, it advanced $3.5 million under the Convertible Promissory Note, although it has not converted any principal amount of the Note into common stock to date. The sources of the funds used by Rising Water Capital to effect a change in control were investment funds derived from investor/shareholders in this investment company. Management of the Company has taken the position that the change of control discussed herein occurred as of December 31, 2005.

Subsequent Acquisition by Rising Water Capital

On May 26, 2006, the Board of Directors of the Company authorized the execution and delivery of a Convertible Promissory Note in the principal amount of US$3.0 million (the “Note”) to Rising Water Capital. As of June 30, 2006, the Company received $926,330 in payment against the Note. The Note is convertible during the term, in whole or in part, into shares of common stock at the conversion price of seven cents ($0.07) of principal amount per share of Common Stock. Assuming full conversion of the Note, the Company would be obligated to issue 42,857,143 shares of common stock to Rising Water Capital.

As stated in the beneficial shareholders table above, Rising Water Capital beneficially owns 63.9% of the outstanding shares of common stock of the Company as of June 30, 2006.

Understanding With Management Regarding Director Nominees

Rising Water Capital has requested management of the Company to nominate four director candidates of its selection, which would give it a majority of the seats on the Board of Directors if such candidates are elected. The four nominees are: Mr. Yves R. Van Sante, Mr. Steven van der Velden, Mr. Eric E. Dejonghe and Mr. Johan Dejager. The management of the Company has agreed to nominate these individuals on behalf of Rising Water Capital.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth the total compensation earned by or paid to the executive officers greater than $100,000 for the last three fiscal years concerning cash and noncash compensation paid or accrued by the Company to or on behalf of the Company’s chief executive officers.

		ANNUAL COMPENSATION			LONG TERM COMPENSATION
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Russelle Choi, President and CEO	2005	$127,500	$0	$5,000	$0	-0-	$0	$35,400
	2004	$120,000	$0	$20,000	$0	-0-	$0
	2003	$120,000	$0	$20,000	$0	-0-	$0	$0

On August 21, 2006, the Board of Directors of the Company authorized the Employment Agreements (the “Agreements”) with Russelle Choi, President, Pius Lam, Chief Operating Officer, and Manu Ohri, Chief Financial Officer (the “Executives”). The Board of Directors also authorized as a bonus to Messrs Choi, Lam and Ohri an award of 24,938,759 shares of common stock for their agreement to enter into the Employment Agreements, as well as pursuant to Section 5(g) of that certain Stock Purchase Agreement, dated June 30, 2005, between the Registrant and Rising Water Capital AG (the “Stock Purchase Agreement”), wherein the Registrant agreed to issue said shares to management.

Accordingly, the Registrant awarded Mr. Choi 8,312,920 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as President, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

Additionally, the Registrant awarded Mr. Lam 8,312,920 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as Chief Operating Officer, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

Finally, the Registrant awarded Mr. Ohri 8,312,919 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as Chief Financial Officer, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

All of the stock awards were intended to be issued pursuant to an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. After issuance, they represent 11.3% of the 221,036,348 shares of common stock outstanding on September 1, 2006.

Terms of the Agreements

All three Agreements are identical, containing, among other things, a thirty-six month term, provisions for the election of the Executive to the Board of Directors at the next Annual Meeting of Shareholders, severance provisions, confidentiality provisions, covenants not to compete and indemnity provisions. However, the Base Compensation (as hereafter defined) varies for each Executive.

Base Compensation

Mr. Choi is entitled to receive as Base Compensation the sum of $150,000 for the period of August 1, 2006 through July 31, 2007, $172,500 for the period of August 1, 2007 through July 31, 2008 and $198,375 for the period of August 1, 2008 through July 31, 2009. Mr. Lam is entitled to receive as Base Compensation the sum of $144,000 for the period of August 1, 2006 through July 31, 2007, $165,600 for the period of August 1, 2007 through July 31, 2008 and $190,440 for the period of August 1, 2008 through July 31, 2009. Mr. Ohri is entitled to receive as Base Compensation the sum of $140,000 for the period of August 1, 2006 through July 31, 2007, $161,000 for the period of August 1, 2007 through July 31, 2008 and $185,150 for the period of August 1, 2008 through July 31, 2009.

Payments Upon Termination

Upon termination of the Executive’s employment for any reason, the Registrant shall pay to the Executive any accrued but previously unpaid Base Compensation prorated to the effective date of such termination.

Severance Payments

As an inducement for Executive to enter into the Agreement, in the event that the Registrant terminates the Executive’s employment for any reason, the Registrant shall, within ten (10) days from the date of termination, pay a lump sum severance payment to the Executive equal to the sum of his remaining and unpaid Base Compensation for the full term of the Employment Agreement and his annual target bonuses, a prorated annual bonus through the date of termination based on target performance, and Executive’s medical benefits cost during the full term of the Agreement.

Vesting of Options

In addition, upon termination of Executive’s employment by the Registrant, all equity options, restricted equity grants and similar rights held by the Executive with respect to securities of the Registrant shall automatically become vested and shall become immediately exercisable.

There are no employment agreements with any other executive officers other than those mentioned above which provide for their continuing service. There are no salary, bonus or incentive plans covering cash or company at the present time.

Employee Benefit Plans

The Company adopted an employee benefit plan called “The 2000 Employee Benefit Plan” (the “Plan”) on May 30, 2000. Under the Plan, the Company may issue shares or grant options to acquire the Company’s common stock, no par value, from time to time to employees of the Company or its subsidiaries. In addition, at the discretion of the Board of Directors, shares may be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in conjunction with the offer or sale of securities in a capital raising transaction. No stock may be issued or options granted under the Plan to consultants, advisors or other persons who directly or indirectly promote or maintain a market for the Company’s securities. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Plan Administrators under the direction of the Board of Directors administers the Plan. A total of four million (4,000,000) common shares and four million (4,000,000) options to acquire common shares may be subject to, or issued pursuant to, benefits granted under the Plan. At any time any stock option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such option until it is exercised or expired. The Plan Administrator shall determine from time to time the terms, conditions and price of the options granted. Options shall not be construed to be stock and cannot be exercised after the expiration of its term.

On January 17, 2001, the Company granted and issued 1,700,000 common shares at a price of $0.005 per share for a total consideration of $8,500. On November 16, 2004, the Company granted and issued 2,000,000 common shares to the officers and directors at a price of $0.059 per share for a total consideration of $118,000. Under the Plan, 300,000 shares of common stock and 4,000,000 stock options remain available for grant at December 31, 2005.

On July 21, 2006, the Company adopted a 2006 Non-Qualified Stock and Option Compensation Plan and filed a Registration Statement on Form S-8 with the Commission to register shares awarded under the Plan on the same date. The Compensation Committee of the Board of Directors issues common stock and awards options to employees, directors, officers, consultants, advisors and other persons associated with our Company. The 2006 Plan is intended to provide a method whereby our company would be stimulated by the personal involvement of our employees, directors, officers, consultants, advisors and other persons in our business and reward such involvement, thereby advancing the interests of our Company and all of its shareholders. A total of 15,000,000 shares of common stock for stock awards and 10,000,000 shares of common stock underlying option grants were authorized under the 2006 Plan. None of the shares have been issued to date.

Compensation of Directors

Each Director who serves on the Board receives $5,000 worth of shares of the Company’s Restricted Common Stock starting November 1, 2002 for attending at a minimum of four Board meetings per year.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of the Company has appointed Jimmy C. H. Cheung & Company, P.A., independent accountants, to be our auditors for the fiscal year ended December 31, 2006. The Board of Directors is submitting its selection of independent auditors for ratification by the shareholders at the Annual Meeting. A representative of Jimmy C. H. Cheung & Company will be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Neither abstentions nor broker non-votes shall have any effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

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TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business, which the Board of Directors intends to present or knows that others will present, is as set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Russelle Choi
September 29, 2006	Russelle Choi
Chairman

Proxy Card

ELEPHANT TALK COMMUNICATIONS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
TUESDAY, SEPTEMBER 22, 2006 AT 3:00 PM AT THE COMPANY’S OFFICES
LOCATED AT 8/F, 145-159 YEUNG UK ROAD, TSUEN WAN, HONG KONG

The undersigned hereby appoints Mr. Russelle Choi and Mr. Pius Lam, and each of them, as proxies for the undersigned, each with full Power of Substitution, to represent the undersigned and to vote all shares of Common Stock of Elephant Talk Communications, Inc. (the “Company”) that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any matters that may properly come before the Company’s Annual Meeting of Shareholders to be held on Tuesday October 24, 2006, and at any and all adjournments thereof, as set forth under the heading “Transaction of Other Business” in the accompanying proxy statement. If no other indication is made, at the meeting and at any and all adjournments thereof, the proxy holders will vote for (i) the election of director nominees, and (ii) the ratification of the appointment of the independent auditors.

IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES. PLEASE MARK YOUR VOTE LIKE THIS. X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF ELEVEN DIRECTORS.

01 Mr. Russelle Choi	02 Mr. Pius Lam	03 Mr. Manu Ohri	04 Mr. Yves R.Van Sante

05 Mr. Steven van der Velden	06 Mr. Eric E. Dejonghe	07 Mr. Johan Dejager

 ☐ For all the nominees	 ☐ Withhold Authority to Vote for All Nominees

TO WITHHOLD AUTHORITY FOR ANY NOMINEE, CHECK THE “FOR” ALL NOMINEES BOX ABOVE AND WRITE THAT NOMINEE’S NAME ON LINE BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

 ☐ FOR	 ☐ AGAINST	 ☐ ABSTAIN

I PLAN TO ATTEND ELEPHANT TALK’S 2006 ANNUAL MEETING OF SHAREHOLDERS. 

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated:_____________________________, 2006

Signature

Signature
THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES AND SO FORTH, SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNATORY IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICIAL. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PARTY. IF SHARES ARE HELD IN MULTIPLE NAMES, AT LEAST ONE MUST SIGN AS AN AUTHORIZED PARTY.

Please mail or fax back the Proxy Card after execution at (714) 288-2045